Exhibit 99

FOR IMMEDIATE RELEASE
Contact:	Maurice H. Sullivan, Jr.
(617) 254-0707

PEOPLES FEDERAL BANCSHARES, INC. ANNOUNCES FIRST FISCAL QUARTER 2012 RESULTS

Brighton, Massachusetts, January 31, 2012.  Peoples Federal Bancshares, Inc. (the “Company”) (Nasdaq: PEOP), the holding company for Peoples Federal Savings Bank (the “Bank”), announced first quarter earnings for the fiscal year ending September 30, 2012.  For the three months ended December 31, 2011, the Company reported net income of $825,000 or $0.13 per share, basic and diluted, as compared to net income of $977,000 or $0.15 per share, basic and diluted, for the same period last year.

Net interest income for the three months ended December 31, 2011 totaled $4.3 million as compared to $4.1 million for the three months ended December 31, 2010.  Non-interest income totaled $453,000 for the three months ended December 31, 2011 as compared to $539,000, for the three months ended December 31, 2010.  Non-interest expense totaled $3.3 million for the three months ended December 31, 2011 as compared to $3.1 million for the three months ended December 31, 2010, reflecting higher salaries and employee benefit and other operating expenses, particularly, advertising expense, which increased $114,000, as the Company expanded advertising efforts to grow its market share within its footprint.

Since September 30, 2011, the Company’s balance sheet has decreased by $1.5 million, or 0.28%, to $552.7 million.  Net loans increased $1.3 million, or 0.32%.  The increase in loans was primarily due to the increase in residential real estate and commercial loans, offset by the decrease in commercial real estate loans.  Cash and cash equivalents decreased by $21.6 million to $40.1 million at December 31, 2011 from $61.7 million at September 30, 2011.  This decrease was the result of continuing to invest cash and cash equivalents in loans and investment securities.  FHLB borrowings increased by $2.0 million, or 11.1%, from September 30, 2011, as the Company took advantage of low long-term interest rates.  Deposits decreased by $3.7 million to $408.9 million at December 31, 2011 from $412.6 million at September 30, 2011.  At December 31, 2011, total stockholders’ equity was $114.5 million, a decrease of $1.2 million from $115.7 million at September 30, 2011.  The decrease in stockholders’ equity during the quarter was primarily due to the repurchase of $2.1 million of the Company’s common stock for the stock repurchase plan, offset by net income of $825,000.

Non-performing assets totaled $4.9 million, or 0.89%, of total assets at December 31, 2011, as compared to $3.3 million, or 0.59%, of total assets at September 30, 2011.  Classified assets increased to $13.1 million as of December 31, 2011 compared to $12.6 million at September 30, 2011.  The Company did provide $125,000 to the provision for loan losses during the quarter ended December 31, 2011, reflecting an increase in net loans and non-accrual loans.

Maurice H. Sullivan, Jr., Chairman and Chief Executive Officer of the Company, commented, “As Peoples Federal Bancshares, Inc. announces earnings for the December 2011 quarter, the Company has continued to make significant progress toward the completion of our first stock repurchase program.  We repurchased 155,975 shares during the quarter with shares repurchased totaling 324,275.  Peoples Federal will continue to focus on strong asset quality and cautious pricing for deposit products in this period of historically low interest rates.”

Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Peoples Federal Bancshares, Inc. is engaged and changes in the securities market.  The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

PEOPLES FEDERAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2011	2011
	(Unaudited)
	(In thousands, except share data)
ASSETS
Cash and due from banks	$8,367	$9,462
Interest-bearing demand deposits with other banks and money market mutual funds	27,560	44,255
Federal funds sold	198	9
Federal Home Loan Bank - overnight deposit	4,001	8,003
Total cash and cash equivalents	40,126	61,729
Securities available-for-sale	33,795	28,452
Securities held-to-maturity (fair values of $32,926 and $19,925)	32,683	19,713
Federal Home Loan Bank stock (at cost)	4,339	4,339
Loans	412,188	410,794
Allowance for loan losses	(3,498)	(3,371)
Loans, net	408,690	407,423

Premises and equipment, net	3,761	3,818
Cash surrender value of life insurance policies	18,871	18,713
Accrued interest receivable	1,470	1,527
Deferred income tax asset, net	5,731	5,739
Other assets	3,188	2,736
Total assets	$552,654	$554,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$39,272	$38,483
Interest-bearing	369,634	374,162
Total deposits	408,906	412,645
Federal Home Loan Bank advances	20,000	18,000
Accrued expenses and other liabilities	9,206	7,842
Total liabilities	438,112	438,487

Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 7,141,500 shares issued at December 31, 2011 and September 30, 2011	71	71
Additional paid-in capital	69,461	69,437
Retained earnings	54,502	53,677
Accumulated other comprehensive income	68	56
Unearned compensation - ESOP	(5,142)	(5,213)
Treasury stock, at cost; 324,275 and 168,300 shares at December 31, 2011 and September 30, 2011, respectively	(4,418)	(2,326)
Total stockholders’ equity	114,542	115,702
Total liabilities and stockholders’ equity	$552,654	$554,189

PEOPLES FEDERAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	December 31,
	2011	2010
	(Unaudited)
	(Dollars in thousands, except share data)
Interest and dividend income:
Interest and fees on loans	$4,867	$5,076
Interest on debt securities:
Taxable	271	75
Other interest	24	44
Dividends on equity securities	3	—
Total interest and dividend income	5,165	5,195

Interest expense:
Interest on deposits	769	890
Interest on Federal Home Loan Bank advances	122	245
Total interest expense	891	1,135
Net interest and dividend income	4,274	4,060
Provision for loan losses	125	60
Net interest and dividend income, after provision for loan losses	4,149	4,000

Non-interest income:
Customer service fees	209	209
Loan servicing fees	13	26
Net gain on sales of mortgage loans	—	99
Increase in cash surrender value of life insurance	158	117
Other income	73	88
Total non-interest income	453	539

Non-interest expense:
Salaries and employee benefits	2,125	2,004
Occupancy expense	216	208
Equipment expense	112	109
Professional fees	103	113
Advertising expense	147	33
Data processing expense	196	186
Deposit insurance expense	60	123
Other expense	320	324
Total non-interest expense	3,279	3,100
Income before income taxes	1,323	1,439
Provision for income taxes	498	462
Net income	$825	$977

Weighted-average shares outstanding:
Basic	6,372,181	6,579,702
Diluted	6,372,181	6,579,702

Earnings per common share:
Basic	$0.13	$0.15
Diluted	$0.13	$0.15